Exhibit 23(h)(5)

AARP PORTFOLIOS

AMENDED AND RESTATED

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, made as of this 9th  day of September, 2007, between AARP Portfolios (“Trust”) on behalf of its U.S. Stock Market Portfolio, International Stock Market Portfolio, and U.S. Bond Market Portfolio series (each, a “Portfolio”), and AARP Financial Incorporated (“AFI”).

WHEREAS, the parties have entered into an Investment Advisory Agreement and an Administration Agreement with respect to the Portfolios; and

WHEREAS, AFI desires contractually to agree to waive or reduce the investment advisory and administrative fees charged to the Portfolios described in the Investment Advisory Agreement and Administration Agreement and/or reimburse certain operating expenses for the Portfolios to keep expenses at specified levels as set forth below; and

WHEREAS, the parties wish to amend and restate this Fee Waiver and Expense Reimbursement Agreement to extend its term through the dates set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Trust and AFI agree as follows:

1.             AFI agrees to waive or reduce fees payable to AFI pursuant to the Investment Advisory Agreement and Administration Agreement and/or reimburse operating expenses for the Portfolios in an amount sufficient to keep the net annual operating expenses (exclusive of interest, taxes and extraordinary expenses) for each Portfolio at the levels and through the Expiration Date set forth below:

Portfolio	Expense Cap	Expiration Date
U.S. Stock Market Portfolio	0.25%	November 1, 2008
International Stock Market Portfolio	0.30%	November 1, 2008
U.S. Bond Market Portfolio	0.25%	November 1, 2008

2.             AFI understands and intends that the Portfolios will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the expenses of the Portfolios for purposes of calculating the net asset value of the Portfolios’ shares and otherwise, and expressly permits the Portfolios to do so.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

AARP PORTFOLIOS		AARP FINANCIAL INCORPORATED

By:	/s/ Nancy M. Smith	By:	/s/ Larry C. Renfro
Name: Nancy M. Smith		Name: Larry C. Renfro
Title: Vice President		Title: President